Exhibit 99.1

Contacts:   West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS 27.1% INCREASE IN

EARNINGS FOR 2004

WATSONVILLE, CA, March 3, 2005 - West Marine, Inc. (Nasdaq: WMAR) today reported net income (unaudited) for the year ended January 1, 2005 of $25.5 million, or $1.20 per share, an increase of 27.1% compared to net income of $20.1 million, or $0.99 per share, for the previous year. Note that 2004 was a 52-week year, while 2003 was a 53-week year. Net loss (unaudited) for the 13 weeks ended January 1, 2005 was ($3.4 million), or ($0.16) per share, compared to a net loss of ($1.6 million), or ($0.08) per share, for the 14-week period in the previous year.

Eric Nelson, Chief Financial Officer of West Marine, stated, “We are very pleased with the significant increase in our earnings for 2004. Earnings in fiscal year 2004 would have been about $0.07 per share higher than the $1.20 per share that we reported, if not for six unusual events that occurred during the year, particularly in the last quarter, which would have improved our ($0.16) fourth quarter loss by $0.05 per share.

“First, as you know, we delayed our earnings release for two weeks while we reviewed our lease accounting treatment. We did this because, on February 7, 2005, the SEC’s chief accountant expressed disagreement with the manner in which most companies account for leases. The rules have a significant impact on multi-location businesses and, as a result, dozens of retail companies and restaurant chains have announced earnings adjustments in just the past few weeks.

“Historically, we have recorded rent expense for new stores starting on the effective date of the underlying lease. Our stores are often ready to open for business when the lease term begins because our real estate team does a great job of negotiating for access to the property a few months in advance at relatively no charge, during which time we build out the store. According to the SEC chief accountant’s letter, however, rent expense should start when we take possession of the property, regardless of when the lease begins.

“Applying this treatment, cost of sales in fiscal year 2004 would have been about $0.3 million higher, reducing earnings by $0.01 per share. The cumulative increase in cost of goods sold arising in all prior years combined is approximately $1.6 million, or $0.05 per share in fiscal year 2004.

“Currently, we have included the entire $1.9 million cumulative charge in our fourth quarter 2004 results, which are as yet unaudited. It has not yet been definitively determined whether or not a restatement of our prior period financial statements is required. None of the preceding years’ earnings would have been impacted in a restatement by more than $0.01 per share. We expect that applying this modified treatment in 2005 will reduce our previous earnings guidance by about $0.01 per share.

“Moving on to the second unusual item reflected in our 2004 results, we wrote off approximately $1.4 million, or $0.04 per share, for unamortized loan costs when we obtained our new line of credit during the fourth quarter. As you may recall, we went from a bank line that required renewal every three years to a five-year revolver. We also obtained better covenants under the new loan agreement and we should save over $5 million in bank fees over the life of the loan.

“The third unusual event happened when four major hurricanes hit the same state (Florida) for the first time in more than a century. Expenses for storm preparation, repairs and writedowns of storm-damaged merchandise in 2004 totaled approximately $0.9 million, or $0.03 per share. This does not include lost profits due to temporary store closures during the hurricanes.

“Fourth, we spent approximately $0.7 million in additional outside costs to comply with the new Sarbanes-Oxley Section 404 internal control rules mandated by Congress for publicly-traded companies. This amount does not include thousands of hours of internal staff time that we committed to implementing various Sarbanes-Oxley rules in 2004. We estimate that about half of the amount we spent in 2004 , or about $0.01 per share, represents initial first year costs that will not be repeated in 2005.

“Fifth, and on a more positive note, we sold an underperforming store in Florida, recording a gain in the fourth quarter of approximately $1.1 million, or $0.03 per share.

“Lastly, in the fourth quarter, we recorded an income tax benefit of approximately $0.04 per share related to enterprise zone tax credits.

“We are pleased to see another successful year behind us. With our new CEO and a strong team of motivated associates to back him, we are well positioned for continued superior financial performance in 2005.”

Net sales for the 52 weeks ended January 1, 2005 were $682.4 million, up 3.2% from $660.9 million for the 53 weeks ended January 3, 2004. The extra week in our 2003 fiscal year calendar represented $6.2 million in additional sales. Comparable store net sales for 2004 increased 0.3% compared to the similar period a year ago. Note that our comparable store sales statistics always compare periods of equal length. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

Net sales for the 13 weeks ended January 1, 2005 were $117.5 million, a decrease of 6.0% from $124.9 million for the 14 weeks ended January 3, 2004. Comparable store net sales for the thirteen weeks ended January 1, 2005 decreased by 3.3% compared to the first 13 weeks in the fourth quarter a year ago, mainly due to a calendar shift in 2004 that moved Christmas week and also accelerated the end of the boating season by one week versus the first 13 weeks in the fourth quarter a year ago.

West Marine Guidance

		2005 Guidance			2004 Actual (Unaudited)
1st Qtr.	Net Sales	$129 M	to	$130 M	$129 M
	EPS	($0.20)	to	($0.19)	($0.15)
	Comp Sales	-6.0%	to	-5.0%	10.2%
	New Stores	9	to	10	4

2nd Qtr.	Net Sales	$265 M	to	$269 M	$253 M
	EPS	$1.29	to	$1.30	$1.17
	Comp Sales	-1.0%	to	0.0%	4.6%
	New Stores	15	to	16	7

3rd Qtr.	Net Sales	$200 M	to	$203 M	$183 M
	EPS	$0.44	to	$0.45	$0.32
	Comp Sales	3.0%	to	4.0%	-7.7%
	New Stores	14	to	15	12

4th Qtr.	Net Sales	$126 M	to	$127 M	$117 M
	EPS	($0.06)	to	($0.05)	($0.16)
	Comp Sales	2.0%	to	3.0%	-3.3%
	New Stores	12	to	14	11

Total	Net Sales	$720 M	to	$729 M	$682 M
	EPS	$1.47	to	$1.51	$1.20
	Comp Sales	0.0%	to	1.0%	0.3%
	New Stores	50	to	55	34

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 376 stores in 38 states, Canada and Puerto Rico, and more than $680 million in annual sales. The Company’s successful catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended October 2, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 Weeks Ended January 1, 2005 and 14 Weeks Ended January 3, 2004

(Unaudited, in thousands except per share amounts)

	13 Weeks Ended January 1, 2005		14 Weeks Ended January 3, 2004
Net sales	$117,462	100.0%	$124,908	100.0%
Cost of goods sold, including buying and occupancy	84,299	71.8%	87,154	69.8%

Gross profit	33,163	28.2%	37,754	30.2%
Selling, general and administrative expenses	38,613	32.8%	39,188	31.4%

Loss from operations	(5,450)	-4.6%	(1,434)	-1.2%
Interest expense	1,153	1.0%	1,771	1.4%
Charge for unamortized portion of loan costs	1,419	1.2%	0	0.0%

Loss before taxes	(8,022)	-6.8%	(3,205)	-2.6%
Income taxes	(4,593)	-3.9%	(1,574)	-1.3%

Net loss	$(3,429)	-2.9%	$(1,631)	-1.3%

Net loss per common and common equivalent share:
Basic	$(0.16)		$(0.08)
Diluted	$(0.16)		$(0.08)
Weighted average common and common equivalent shares outstanding:
Basic	20,853		20,064
Diluted	20,853		20,064
Stores open at the end of period	375		345

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 52 Weeks Ended January 1, 2005 and 53 Weeks Ended January 3, 2004

(Unaudited, in thousands except per share amounts)

	52 Weeks Ended January 1, 2005		53 Weeks Ended January 3, 2004
Net sales	$682,379	100.0%	$660,936	100.0%
Cost of goods sold, including buying and occupancy	464,075	68.0%	454,315	68.7%

Gross profit	218,304	32.0%	206,621	31.3%
Selling, general and administrative expenses	171,533	25.2%	164,426	24.9%
Acquisition integration costs	0	0.0%	909	0.1%

Income from operations	46,771	6.8%	41,286	6.3%
Interest expense	5,893	0.9%	6,981	1.1%
Charge for unamortized portion of loan costs	1,419	0.2%	1,902	0.3%

Income before taxes	39,459	5.7%	32,403	4.9%
Income taxes	13,925	2.0%	12,313	1.9%

Net income	$25,534	3.7%	$20,090	3.0%

Net income per common and common equivalent share:
Basic	$1.23		$1.02
Diluted	$1.20		$0.99
Weighted average common and common equivalent shares outstanding:
Basic	20,695		19,716
Diluted	21,310		20,380

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	Jan. 1, 2005	Jan. 3, 2004
ASSETS
Current assets:
Cash	$5,459	$4,737
Trade receivables, net	6,209	6,094
Merchandise inventories	346,663	314,021
Other current assets	28,234	23,874

Total current assets	386,565	348,726
Property and equipment, net	82,292	80,764
Goodwill	56,905	56,905
Intangibles	2,558	2,875
Other assets	3,074	3,988

Total assets	$531,394	$493,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,421	$72,635
Accrued expenses	27,258	22,921
Deferred current liabilities	6,382	3,480
Current portion of long-term debt	0	0

Total current liabilities	99,061	99,036
Long-term debt	124,064	128,851
Deferred items and other non-current obligations	13,512	11,324

Total liabilities	236,637	239,211
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 20,894,240 at January 1, 2005, and 20,130,053 at January 3, 2004	21	20
Additional paid-in capital	155,400	140,348
Accumulated other comprehensive income	631	508
Retained earnings	138,705	113,171

Total stockholders’ equity	294,757	254,047

Total liabilities and stockholders’ equity	$531,394	$493,258